DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the Second Quarter

(July 31, 2007 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income of $378,000 for the three months ended June 30, 2007 versus $486,000 for the same period in 2006. The decline was attributable to an increase in non- interest expense, a decline in net interest income and an increase in income tax expense. Earnings per share for the quarter ended June 30, 2007 was $.15 per diluted share compared to $.19 per diluted share for the same period in 2006.

Deposits during the period increased 7.32% or $26.6 million compared to June 30, 2006 and 2.11% or $8.0 million compared to December 31, 2006. Compared to December 2006, demand, money market, NOW and savings accounts, which are considered core to DNB’s long term growth strategy, were up on a net basis by $14.0 million or 5.49%. Funds from deposits were used largely to reduce reliance on borrowings, which declined 21.68% or $23.2 million at June 30, 2007 compared to June 30, 2006 and 24.11% or $26.6 million compared to December 31, 2006. This reduction reflects management’s continued progress in reducing absolute levels of borrowings with growth in deposits and cash flows from existing loans and investments. While there was a $19.3 million reduction in total assets from December 31, 2006, there is no change to DNB’s five year plan begun in 2003 to improve earnings through loan growth and lower funding costs.

During the quarter the new Chadds Ford branch was opened, continuing management’s efforts to grow deposits in demographically attractive markets where DNB’s brand is already well known. Additionally the Company implemented remote deposit capture and introduced a new deposit product known as “Premium Rewards Checking”, designed to reward customers with high interest on checking accounts for exhibiting certain behaviors, which reduce processing costs and increase transaction fees.

Loan balances were down at June 30, 2007 compared to both June 30 and December 31, 2006, due to weak demand and stiff competition in the Delaware and Chester County markets. Asset quality however, remained strong with the loan loss reserve, which stood at 1.22% of total loans, representing 849.32% in coverage of non-performing loans, compared to 429.77% and 514.70% at June 30 and December 31, 2006 respectively. Non-performing loans as a percent of total loans dropped to .14% at June 30, 2007 compared to .25% at December 31, 2006 and .30% at June 30, 2006. The Bank does not engage in sub prime lending.

Net interest income for the three months ended June 30, 2007 dropped $23,000 compared to the same period in 2006. Results reflect the continuing effects of margin compression due to the inverted yield curve as the net interest margin dropped to 3.21% for the three months ended June 30, 2007 from 3.29% for the same period in 2006. The average yield on loans increased to 7.11% for the quarter ended June 30, 2007 from 6.72% for the quarter ended June 30, 2006 and interest income increased to $7.49 million in 2007 from $7.02 million in 2006. The increase however, was not enough to offset lower loan volumes and increased deposit rates and volumes. Interest expense for the quarter was $3.71 million compared to $3.22 million for the prior year. The average rate on deposits, which increased to 2.75% for the quarter ended June 30, 2007 compared to 2.15% for the prior year, combined with strong growth, contributed to the increase in interest expense.

Non-interest income for the three months ended June 30, 2007 was up slightly from the same period in 2006 and reflected higher wealth management fees offset by lower service charges on deposits. Non-interest expense for the three months ended June 30, 2007 was up $80,000 or 1.92% and reflected start up costs and rent expense related to the opening of the Chadds Ford branch. Income tax expense was up $9,000 or 14.11% for the three months ended June 30, 2007 due to an increase in taxable earnings compared to the same period in 2006.

“Over the last three years we’ve opened three new sites in Newtown Square, West Chester and Chadds Ford, renovated the Little Washington, Lionville and West Goshen branches, added new products and made significant investments in both infrastructure and people. These investments include one time as well as recurring expenses that have not yet been matched by revenues,” said William S. Latoff, Chairman and CEO. “We have been very successful at gathering deposits, which we’ve used to fund our liquidity needs and pay down borrowings, and we have not compromised credit quality or sensible pricing to gain loan production.”

For the six months ended June 30, 2007 net income was $913,000 or $.36 per diluted share compared to $950,000 or $.38 per diluted share for the same period in 2006.

Interest income for the six months ended June 30, 2007 was $15.0 million compared to $13.5 million for the same period in 2006. The increase can be attributed primarily to higher yields on earnings assets.

Interest expense, which was $7.4 million for the six months ended June 30, 2007 compared to $6.1 million for 2006, reflects both higher volumes and costs of deposits. The net interest margin for the six months ended June 30, 2007 was 3.21% compared to 3.26% for the same period in 2006.

Non-interest income was up $158,000 or 9.2%, for the six months ended June 30, 2007 compared to the same period in 2006 and reflected a gain on the sale of securities and higher wealth management fees offset by lower service charges on deposits. Non-interest expense was up $344,000 or 4.29% and includes costs related to the opening of the Chadds Ford branch.

Income tax expense for the six months ended June 30, 2007 compared to the same period in 2006 increased $27,000 or 22.43% and reflected an increase in the effective tax rate due to higher taxable earnings.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $506 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events.  These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements.  Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements.  DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
EARNINGS:
Interest income	$7,487	$7,018	$14,958	$13,489
Interest expense	3,714	3,222	7,414	6,121
Net interest income	3,773	3,796	7,544	7,368
Provision for credit losses	0	0	0	0
Non-interest income	904	899	1,872	1,714
Non-interest expense	4,224	4,144	8,355	8,011
Income before income taxes	452	551	1,061	1,071
Income tax expense	74	65	148	121
Net income	378	486	913	950
Net income per share, diluted*	$0.15	$0.19	$0.36	$0.38

PERFORMANCE RATIOS:
Interest rate spread	3.11%	3.20%	3.10%	3.16%
Net interest margin	3.21%	3.29%	3.21%	3.26%
Return on average equity	4.81%	6.51%	5.86%	6.35%
Return on average assets	0.31%	0.39%	0.37%	0.39%

	June 30
	2007	2006
FINANCIAL POSITION:
Securities	$135,081	$137,205
Loan and leases	322,221	330,185
Allowance for credit losses	3,940	4,322
Total assets	506,109	502,503
Deposits	389,073	362,523
Borrowings	83,890	107,122
Stockholders' equity	29,876	29,560

EQUITY RATIOS:
Tier 1 leverage ratio	8.19%	8.17%
Risk-based capital ratio	13.45%	13.28%
Book value per share*	$12.01	$11.82
Cash dividends per share	$0.13	$0.12

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,497,699	2,494,809
Diluted	2,513,011	2,514,062

* All per share amounts reflect the 5% stock dividend paid in December 2006.